Exhibit 10.1

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is executed as of the Amendment Effective Date (as defined below), between FIVF-III-NC1 LLC, a Delaware limited liability company (“Landlord”), and cbdMD, Inc., a North Carolina corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord's predecessor-in-interest and Tenant entered into that certain Lease dated August 27, 2019 for approximately 80,000 square feet of space located at 2101 Westinghouse Boulevard, Suite A, Charlotte, North Carolina 28273 as more fully described in the Lease, as amended by that certain First Amendment to Lease Agreement dated April 28, 2020 (as amended, the "Lease");

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the Term of the Lease for an additional nineteen (19) months, on the terms and conditions set forth herein.

AGREEMENTS:

NOW THEREFORE, for valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.          Extension of Term.  The Term of the Lease is hereby extended for a period of nineteen (19) months, beginning on March 1, 2025 (the “First Renewal Date”), such that the new Expiration Date is September 30, 2026 (the “First Extension Term”), on the terms and conditions of the Lease, as modified hereby. Tenant shall have no further rights to extend or renew the Term of the Lease. Accordingly, the “Option to Renew” provision in Section 4 of Exhibit “C” to the Lease and any other unexercised options to extend or renew to the term of the Lease are hereby deleted and shall be of no further force of effect.

2.           Monthly Base Rent. From and after the First Renewal Date and continuing through the First Extension Term, the Monthly Base Rent under the Lease for the Premises shall be the following amounts for the following periods of time:

Time Period	Monthly Base Rent	Annual Base Rent
03/01/2025 – 02/28/2026	$65,000 .00	$9.75 PSF
03/01/2026 – 09/30/2026	$67,600.00	$10.14 PSF

3.            Additional Rent. During the First Extension Term, Tenant shall continue to pay Additional Rent and all others amounts (other than Monthly Base Rent) in accordance with the terms of the Lease, except the “Controllable CAM Charges” provision in Section 3 of Exhibit “C” to the Lease shall be deemed deleted from the Lease.

4.          Acceptance of Premises. Tenant accepts the Premises in their "AS-IS" condition and Landlord shall have no obligation to improve, repair, restore or refurbish the Premises except as otherwise specifically provided in the Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Amendment, with respect to the Premises including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or any other portion of the Project or common areas for the conduct of Tenant's business.

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5.        Notices. The addresses for notice and payments set forth below shall supersede and replace any addresses for notice and payment set forth in the Lease.

 Notices:

 FIVF-III-NC1 LLC

 111 River Street, Suite 1010

 Hoboken, NJ 07030

 Rent payments:

 FIVF-III-NC1 LLC

 P.O. Box 6340

 Hicksville, NY 11802-6340

6.        Subleases. Landlord and Tenant acknowledge that Tenant has entered into the following subleases for portions of the Property: Commercial Sublease Agreement dated December 29, 2022, with Global Plasma Solutions, Inc., a Delaware corporation, as subtenant, for 24 000 SF of space in the Premises, as amended by that certain Commercial Sublease Extension dated November 1, 2024 and executed November 7, 2024; and Commercial Sublease Agreement dated April 8, 2024, with Zia Pia, LLC, a North Carolina limited liability company, for 8,300 SF of space in the Premises, as amended by that certain Commercial Sublease Extension dated November 1, 2024 and executed November 8, 2024. Any additional subleases are subject to Section 22 of the Lease.

7.        Brokerage. Newmark ("Tenant’s Broker") is acting as agent for Tenant in connection with this Amendment and not as agent for Landlord, and Landlord shall pay to Broker a commission in accordance with the terms of a separate written agreement between Tenant’s Broker and Landlord. Foundry Commercial ("Landlord’s Broker") is acting as agent for Landlord in connection with this Amendment and not as agent for Tenant, and Landlord shall pay to Landlord’s Broker a commission in accordance with the terms of a separate written agreement between Landlord’s Broker and Landlord. Tenant warrants and represents to Landlord that, other than Landlord’s Broker and Tenant’s Broker, no other party is entitled, as a result of the actions of Tenant, to a commission or other fee resulting from the Lease or the execution of this Amendment and agrees to indemnify and hold harmless Landlord against any such claims. Landlord warrants and represents to Tenant that, other than Landlord’s Broker and Tenant’s Broker, no other party is entitled, as a result of the actions of Landlord, to a commission or other fee resulting from the Lease or the execution of this Amendment and agrees to indemnify and hold harmless Tenant against any such claims.

8.          Prohibited Persons and Transactions.

 a.         As used herein “Blocked Party” shall mean any party or nation that (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury ("OFAC") pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the "Order") or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders") or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or (ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders.

 b.         As a material inducement for Landlord entering into this Amendment, Tenant warrants and represents that none of Tenant, nor any subsidiary, officer, director, employee or agent, or any beneficial owner of Tenant or any of the foregoing (collectively, a “Tenant Owner”): (i) is a Blocked Party; (ii) is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; (iii) has instigated, negotiated, facilitated, executed or otherwise engaged in this Lease, directly or indirectly, on behalf of any Blocked Party; or (iv) has been convicted, plead nolo contendere, or is presently indicted, arraigned, or custodially detained on charges involving money laundering, embezzlement, racketeering, bribery, counterfeiting, extortion, or any similar criminal act or predicate crimes to the foregoing. Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the term of the Lease.

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 c.         Tenant shall not: (i) transfer or permit the transfer of any interest in Tenant or any Tenant Owner to any Blocked Party; or (ii) make a Transfer to any Blocked Party or party who is engaged in illegal activities.

 d.         If at any time during the Lease Term (i) Tenant or any Tenant Owner becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or custodially detained on charges involving money laundering, embezzlement, racketeering, bribery, counterfeiting, extortion, or any similar criminal act or predicate crimes to the foregoing, (ii) any of the representations or warranties set forth in this Section become untrue, or (iii) Tenant breaches any of the covenants set forth in this Section, the same shall constitute an Event of Default. In addition to any other remedies to which Landlord may be entitled on account of such Event of Default, Landlord may immediately terminate the Lease and refuse to pay any allowance or other disbursements due to Tenant under the Lease.

9.          Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

10.        Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

11.        Terms. Except as otherwise defined in this Amendment, all capitalized terms used herein shall have the same meaning as set forth in the Lease.

12.        Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of North Carolina.

13.        Counterparts. This Amendment may be executed by the parties in multiple counterparts, which together shall have the full force and effect of a fully executed agreement between the parties. This Amendment may be executed by hand-signatures or by electronic signatures using DocuSign or other similar technology. Such signatures may be transmitted by email. Any such electronic signatures or electronic transmissions of signatures shall be deemed to constitute originals.

14.        Amendment Effective Date. The term “Amendment Effective Date” shall mean the date this Amendment is last executed by Landlord or Tenant.

15.        Authority. Those persons signing this Amendment on behalf of the Landlord and Tenant represent that they are fully authorized to do so and are authorized to bind said party to the terms of this Amendment.

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This Amendment is executed on the respective dates set forth below, but for reference and effectiveness purposes this Amendment shall be dated as of the Amendment Effective Date.

LANDLORD:	FIVF-III-NC1 LLC, a Delaware limited liability company By: Name: Ohad Porat Title: Manager Execution Date: __________________________
TENANT:	CBDMD, INC., a North Carolina corporation By: Name: T. Ronan Kennedy Title: CEO & CFO Execution Date:

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